UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2017 (January 23, 2017)

Nexstar Media Group, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	000-50478	23-3083125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

(Address of principal executive offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Executive Employment Agreement with Mr. O’Brien

Effective as of January 23, 2017, Nexstar Media Group, Inc. (the “Company”) entered into the first amendment to executive employment agreement with Thomas O’Brien, Executive Vice President, Digital Media and Chief Revenue Officer (the “O’Brien Amendment”). The term of Mr. O’Brien’s employment agreement runs until October 31, 2021 with automatic one-year renewals, unless prior termination occurs pursuant to his employment agreement or a 90-day notice not to extend Mr. O’Brien’s appointment is received prior to the end of this current term. Mr. O’Brien shall receive an initial base salary of $550,000 through the end of October 2017, with such base salary increasing by $25,000 each twelve-month period thereafter. In addition, Mr. O’Brien is eligible to receive a target bonus up to 75% of his annual base salary. In the event of specific instances of termination (including for merger, a reason by the Company other than for cause or for good reason), Mr. O’Brien is also eligible to receive compensation in an amount equal to his then-current base annual salary plus an additional $20,800.

There is no arrangement or understanding between Mr. O’Brien and any other person pursuant to which he was selected as an officer. There are no family relationships between Mr. O’Brien and any director or executive officer of the Company and Mr. O’Brien is not party to a related party transaction as defined by Item 404(a) of Regulation S-K.

Additional biographical information with respect to Mr. O’Brien is included in the Company’s Registration Statement on Form S-4, which was filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2016, as amended by Amendment No. 1, which was filed with the SEC on April 27, 2016, and Amendment No. 2, which was filed with the SEC on May 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2017	NEXSTAR MEDIA GROUP, INC.

	By:	/s/ THOMAS E. CARTER
Thomas E. Carter Chief Financial Officer (Principal Financial Officer)